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                                                                Exhibit 10(a)

                        ADDITIONAL INVESTMENT AGREEMENT

         THIS ADDITIONAL INVESTMENT AGREEMENT (the "Agreement") is made and entered into as of October __, 1995, by and between FIRST COMMERCIAL BANCORP, INC., a Delaware corporation (the "Company"), FIRST COMMERCIAL BANK, a California chartered banking corporation, and FIRST BANKS, INC., a Missouri corporation ("First Banks").

                              W I T N E S S E T H

         WHEREAS, the parties to this Agreement entered into an Amended and Restated Stock Purchase Agreement dated August 7, 1995 (the "Stock Purchase Agreement"), pursuant to which First Banks was given the option under certain circumstances to make additional investments in the Company or the Bank for the purpose of increasing the capital levels of the Bank;

         WHEREAS, the Bank anticipates that it will not meet, on or before October 31, 1995, the 6.5% tangible capital requirement of the Second Amended Final Order of the California State Banking Department under California Financial Code Section 1913 (the "State Order");

         WHEREAS, the Bank has obtained the agreement of the California State Banking Department ("SBD") to revise the required tangible capital level to 3.0% as of October 31, 1995, based upon First Banks' intended infusion of capital;

         WHEREAS, First Banks desires to make a capital infusion to the Bank sufficient to increase the Bank's tangible capital requirement to 3.0% as of October 31, 1995;

         WHEREAS, the Stock Purchase Agreement provides that unless the Company is conducting the Offering at the time of the additional capital contribution of First Banks, such additional capital contribution shall be made by the purchase of shares of Company Common Stock, the proceeds of which will be contributed by the Company to the Bank;

         WHEREAS, the parties hereto, with the concurrence of Mr. James F. Dierberg, a signatory to the Stock Purchase Agreement, wish to amend and supersede by this Agreement any contradictory provisions of the Stock Purchase Agreement with respect to the additional capital contribution of First Banks to the Company or the Bank contemplated hereby; and

         WHEREAS, unless otherwise defined herein, the capitalized terms used in this Agreement shall have those meanings assigned to them in the Stock Purchase
Agreement:

         NOW, THEREFORE, for and in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereto agree as follows:

         1. On or before October 31, 1995, First Banks shall lend to the Company an additional $1.5 million which is required to increase the Bank's tangible capital ratio to 3.0% as of October 31, 1995 (the "Investment Amount").


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         2.      The Company hereby agrees to borrow from First Banks, pursuant to the terms and conditions set forth in the debenture attached hereto as
Exhibit 2 (the "Investment Debenture"), the Investment Amount, and the Company
hereby agrees to execute such Investment Debenture.   The Company hereby further
agrees to contribute to the Bank all of the proceeds of the Investment
Debenture.

         3. Delivery of the Investment Amount and execution of the Investment Debenture shall occur at the executive offices of the Bank no later than 12:00 p.m. California time on October 31, 1995, but may occur on such earlier date as may be agreed upon by the parties upon receipt of the Approvals referred to below (the "Investment Closing Date").

         4. Notwithstanding anything set forth in this Agreement, First Banks' loan of the Investment Amount, the Company's issuance of the Investment Debenture, the payment of any interest amount of the Investment Debenture in cash and the conversion of the principal and any interest amounts of the Investment Debenture into shares of Company Common Stock shall be subject, respectively, to receipt of all necessary regulatory Approvals. Each party hereto agrees to expeditiously file for and use its best efforts to obtain any required Approval.

         5. The terms of this Agreement are intended to supersede the provisions of Section 1(b)(iii) of the Stock Purchase Agreement to the extent
Section 1(b)(iii) concerns a contribution of capital by First Banks to the Company or the Bank to enable the Bank to meet the requirements of the State Order by October 31, 1995. The provisions of Section 1(b)(iii) with respect to a further capital contribution by First Banks to the Bank as of December 31, 1995 shall not be altered by this Agreement.

         6. This Agreement shall terminate: (a) upon the termination of the Stock Purchase Agreement or (b) in the event that the required Approvals are not obtained on or prior to October 31, 1995, unless such date shall have been extended by the mutual consent of the parties hereto.

         7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware in effect at the time of the execution hereof.

         8. This Agreement may be executed in any number of counterparts, each of which counterparts when so executed and delivered shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

         9. Any notices required to be given pursuant to this Agreement shall be given in accordance with Section 13 of the Stock Purchase Agreement.

         10. Except as set forth herein, all other provisions and terms of the Stock Purchase Agreement remain unchanged and in full force and effect. This Agreement shall not operate as an amendment or waiver of, or estoppel with respect to, any other obligation, covenant, agreement or condition contained in the Stock Purchase Agreement.



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         11.     This Agreement, together with the Stock Purchase Agreement, and together with the Letters of Representation and Approvals to be received pursuant hereto, constitute the entire agreement of the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, and intending to be legally bound thereby, each of First Banks, Inc., First Commercial Bank and First Commercial Bancorp, Inc. has signed or caused to be signed its name, all as of the day and year first above written, and James F. Dierberg has consented to the terms of this Agreement by execution hereof.

                                     FIRST COMMERCIAL BANCORP, INC.


                                     By:______________________________________
                                     Name:  Manuel Perry, Jr.
                                     Title: Chairman of the Board of Directors


                                     FIRST COMMERCIAL BANK


                                     By:______________________________________
                                     Name:  James E. Culleton
                                     Title: Interim President


                                     DIERBERG


                                     _________________________________________
                                     James F. Dierberg, an individual


                                     FIRST BANKS, INC.


                                     By:______________________________________
                                     Name:
                                     Title:



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